Exhibit 99

Viad Corp Announces Second Quarter Results

Income from Continuing Operations of $0.63 Per Share
Income before Other Items of $0.59 Per Share

PHOENIX--(BUSINESS WIRE)--Viad Corp (NYSE:VVI) today announced second quarter 2008 revenue of $277.2 million, segment operating income of $21.1 million and income from continuing operations of $13.1 million, or $0.63 per diluted share. Second quarter income before other items, which excludes income from the favorable resolution of tax matters of $853,000 (or $0.04 per share), was $12.2 million, or $0.59 per share. This compares to the company’s prior guidance of $0.37 to $0.48 per share and 2007 second quarter income before other items of $18.2 million, or $0.87 per share.

Paul B. Dykstra, president and chief executive officer, said, “We had a solid second quarter, with stronger than expected results driven mainly by revenue growth at Exhibitgroup/Giltspur. The decline in income versus the 2007 second quarter was expected and was primarily driven by a change in the mix of shows at GES, as well as Becker Group’s expected operating loss. We expect the Becker Group acquisition to be accretive to our full year results, with operating losses in each of the first three quarters and a substantial profit in the fourth quarter.”

Second Quarter 2008 Financial Highlights

Highlights of the 2008 second quarter and year-to-date results, compared to the 2007 second quarter and year-to-date results, are presented below.

	Q2 2008	Q2 2007	Change
	($ in millions)
Revenue	$277.2	$275.7	0.5%
Segment operating income	$21.1	$31.1	-32.2%
Operating margins (Note A)	7.6%	11.3%	-370 bps
Income before other items (Note B)	$12.2	$18.2	-32.9%
Income from continuing operations	$13.1	$18.3	-28.5%
Net income (Note C)	$12.9	$18.5	-30.4%
Adjusted EBITDA (Note B)	$26.8	$35.6	-24.6%
Cash from operations	$14.4	$13.2	8.7%
Free cash flow (Note B)	$0.1	$5.9	-98.8%

	YTD 2008	YTD 2007	Change
	($ in millions)
Revenue	$612.7	$559.4	9.5%
Segment operating income	$49.7	$56.2	-11.7%
Operating margins (Note A)	8.1%	10.1%	-200 bps
Income before other items (Note B)	$29.0	$32.3	-10.2%
Income from continuing operations	$29.8	$32.3	-7.8%
Net income (Note C)	$29.6	$32.4	-8.7%
Adjusted EBITDA (Note B)	$60.8	$64.2	-5.2%
Cash from operations	$(6.8)	$13.9	(a)
Free cash flow (outflow) (Note B)	$(33.9)	$(5.5)	(a)

(a) Change is greater than +/- 100 percent.

(A) For operating margins, the change from the prior year period is presented in basis points.

(B) Income before other items is defined by Viad as income from continuing operations before the after-tax effects of impairment losses/recoveries, favorable resolution of tax matters and the after-tax effects of gains on sale of corporate assets. Adjusted EBITDA is defined by Viad as net income before interest expense, income taxes, depreciation and amortization, impairment losses/recoveries, changes in accounting principles and the effects of discontinued operations. Free cash flow is defined by Viad as net cash provided by operating activities minus capital expenditures and dividends. Income before other items, adjusted EBITDA and free cash flow are supplemental to results presented under accounting principles generally accepted in the United States of America (GAAP) and may not be comparable to similarly titled measures presented by other companies.

These non-GAAP measures are used by management to facilitate period-to-period comparisons and analysis of Viad’s operating performance and liquidity. Free cash flow is also used by management to assess the company’s ability to service debt, fund capital expenditures and finance growth. Management believes these non-GAAP measures are useful to investors in trending, analyzing and benchmarking the performance and value of Viad’s business. These non-GAAP measures should be considered in addition to, but not as a substitute for, other similar measures reported in accordance with GAAP. See Table Two for reconciliations of income from continuing operations to income before other items. Also see Table Two for reconciliations of net income to adjusted EBITDA, and of net cash provided by operating activities to free cash flow.

(C) Net income includes the following results from discontinued operations: a loss of $210,000 in the 2008 second quarter and year-to-date related to certain obligations associated with previously sold operations; and income of $196,000 and $102,000 in the 2007 second quarter and year-to-date, respectively, primarily relating to tax and other matters associated with previously sold operations.

At the end of the second quarter 2008:

  Cash and cash equivalents were $111.6 million.
  Debt totaled $13.5 million, with a debt-to-capital ratio of 2.6 percent.

GES Exposition Services (GES)

For the second quarter of 2008, GES’ revenue was $187.6 million, down $5.2 million or 2.7 percent from $192.8 million in the second quarter of 2007. Second quarter segment operating income was $14.0 million, down $8.1 million or 36.7 percent from $22.0 million in the 2007 second quarter.

Dykstra said, “GES’ second quarter results came in at the higher end of our prior guidance, reflecting positive base same-show growth of 4.6 percent. The expected decline in revenue from the 2007 second quarter was largely due to the loss of a major trade show, which was mostly offset by new business and other revenue growth. The expected decrease in operating income was primarily driven by lower revenues and shifts in our mix of shows from higher margin to lower margin geographies. Additionally, 2007 second quarter results included income of $3.9 million from a contract dispute settlement.”

Experiential Marketing Services

Viad’s Experiential Marketing Services segment is comprised of two business units: Exhibitgroup/Giltspur and Becker Group (acquired January 4, 2008). Second quarter 2008 revenue for this segment increased $4.2 million or 6.8 percent to $65.7 million (including $660,000 of revenue from the acquisition of Becker Group), as compared to 2007 second quarter revenue of $61.5 million. Segment operating income was $1.9 million (including a loss of $2.7 million from Becker Group), as compared to 2007 second quarter operating income of $4.6 million. On an organic basis (excluding the Becker Group acquisition), segment revenue increased 5.8 percent to $65.1 million as compared to the 2007 second quarter, and segment operating income increased by 2.3 percent to $4.7 million.

Dykstra said, “Results for the Experiential Marketing Services segment were much stronger than our prior guidance, driven mainly by increased client spending and new business at Exhibitgroup/Giltspur. We continue to be encouraged by the progress Exhibitgroup/Giltspur is making to reposition the business for growth. Despite negative show rotation revenue of $13 million, Exhibitgroup/Giltspur’s second quarter revenue increased by $3.6 million. Results for Becker Group’s seasonally slow second quarter were slightly better than expected.”

Travel and Recreation Services

Travel and Recreation Services segment revenue for the 2008 second quarter was $23.8 million, up $2.5 million or 11.5 percent from 2007 second quarter revenue of $21.4 million. Segment operating income was $5.2 million, up $682,000 or 15.2 percent from $4.5 million in the 2007 second quarter.

Dykstra said, “The Travel and Recreation Services segment got off to a good start for its peak season. Although the economy has softened and travel costs are increasing, demand for our unique and scenic locations and attractions within the national parks remained strong during the quarter.”

2008 Outlook

Guidance provided by Viad is subject to change as a variety of factors can affect actual operating results. Those factors are identified in the safe harbor language at the end of this press release.

Full Year 2008

Viad’s guidance for 2008 full year income remains unchanged at $2.17 to $2.32 per diluted share. This compares to 2007 income before other items of $1.88 per share. The guidance range for 2008 assumes an effective tax rate of 37 percent to 38 percent, as compared to the 2007 effective tax rate on income before other items of 35.9 percent.

Full year revenue is expected to increase at a low double-digit rate and operating income is expected to increase by 18 percent to 24 percent, as compared to 2007 revenue of $1.0 billion and operating income of $68.7 million.

Show rotation is expected to positively impact full year revenues by about $50 million. In the first half of 2008, show rotation positively impacted Viad’s revenues by approximately $5 million. In the third quarter, show rotation is expected to positively impact revenues by about $10 million at Exhibitgroup/Giltspur and about $45 million at GES. In the fourth quarter, show rotation is expected to negatively impact revenues at GES by about $10 million.

Additional full year 2008 guidance is as follows:

  GES – Revenue is expected to increase at a low double-digit rate from $746.7 million in 2007, driven by positive show rotation revenue of about $50 million and continued same-show growth. Operating income is expected to increase by 14 percent to 16 percent from $50.8 million in 2007.
  Experiential Marketing Services – On an organic basis (excluding the acquisition of Becker Group), revenue is expected to increase at a single-digit rate from 2007 revenue of $172.7 million and operating results are expected to be in the range of a loss of $2.0 million to breakeven, as compared to a loss of $4.8 million in 2007. Revenue from the Becker Group acquisition is expected to be in the range of $32 million to $36 million with operating income in the range of $1.5 million to $3.0 million, or $3.3 million to $4.8 million excluding the non-cash amortization of acquired intangible assets. Due to the seasonal nature of Becker Group’s business, it is expected to generate operating losses during the first three quarters of the year with a substantial profit in the fourth quarter.
  Travel and Recreation Services – Revenue is expected to increase at a single-digit rate from 2007 revenue of $84.2 million. Operating margins are expected to be comparable to 2007 operating margins of 27 percent.

Third Quarter 2008

For the third quarter, Viad’s income per diluted share is expected to be in the range of $0.64 to $0.74. This compares to income before other items of $0.32 per share in the 2007 third quarter. Revenue is expected to be in the range of $286 million to $309 million as compared to $228.8 million in the 2007 third quarter. Segment operating income is expected to be in the range of $24.5 million to $28 million, as compared to $13.2 million in the 2007 third quarter. Third quarter results are expected to be impacted by positive show rotation revenue of about $55 million.

Implicit within this guidance, are the following segment revenue and operating income expectations:

	Segment Revenue			Segment Operating Income (Loss)
	low-end	high-end		low-end	high-end
	($ in millions)

GES	$195.0	to	$210.0	$7.0	to	$8.5
Experiential Marketing Services(a)	$41.0	to	$47.0	$(5.0)	to	$(3.0)
Travel & Recreation	$50.0	to	$52.0	$22.0	to	$23.0

(a) Revenue range reflects $40.0 million to $45.0 million at Exhibitgroup/Giltspur and $1.0 million to $2.0 million at Becker Group. Operating income range reflects a loss of $500,000 to a loss of $1.5 million at Exhibitgroup/Giltspur and a loss of $2.5 million to a loss of $3.5 million at Becker Group.

Dykstra said, “After a solid first half of 2008, we remain on track to deliver substantial growth in earnings this year and we are maintaining our full year guidance. The trade show industry is proving to be quite resilient despite a softer economy. While we have seen some pockets of weakness, the overall trade show industry continued to grow during the second quarter. GES realized positive base same-show growth and Exhibitgroup/Giltspur continued to be successful in winning new client business and increasing penetration into existing client spending. Becker Group launched its ’Chronicles of Narnia’ exhibition in June and is gearing up for its busy holiday season. In our Travel and Recreation Services segment, our unique and scenic locations and attractions in the national parks continue to be in demand, despite higher fuel costs and reduced airline capacity.”

Dykstra added, “All of our businesses are focused on capitalizing on growth opportunities while also increasing efficiencies in order to drive strong results. And our balance sheet remains strong, enabling us to pursue strategic acquisitions, invest in our existing businesses and return capital to our shareholders. We remain committed to driving growth and enhancing shareholder value.”

Conference Call and Webcast

Viad Corp will hold a conference call with investors and analysts for a review of second quarter 2008 results on Friday, July 25, 2008 at 9 a.m. (ET). To join the live conference, call (800) 857-5472, passcode “Viad” or access the webcast through Viad’s Web site at www.viad.com. A replay will be available for a limited time at (800) 685-6667 (no passcode required) or visit the Viad Web site and link to a replay of the webcast.

Viad is an S&P SmallCap 600 company. Major operating companies include GES Exposition Services, Exhibitgroup/Giltspur, Becker Group, Brewster and Glacier Park, Inc. For more information, visit the company’s Web site at www.viad.com.

Forward-Looking Statements

As provided by the safe harbor provision under the “Private Securities Litigation Reform Act of 1995,” Viad cautions readers that, in addition to historical information contained herein, this press release includes certain information, assumptions and discussions that may constitute forward-looking statements. These forward-looking statements are not historical facts, but reflect current estimates, projections, expectations, or trends concerning future growth, operating cash flows, availability of short-term borrowings, consumer demand, new business, investment policies, productivity improvements, ongoing cost reduction efforts, efficiency, competitiveness, legal expenses, tax rates and other tax matters, foreign exchange rates, and the realization of restructuring cost savings. Actual results could differ materially from those discussed in the forward-looking statements. Viad’s businesses can be affected by a host of risks and uncertainties. Among other things, natural disasters, gains and losses of customers, consumer demand patterns, labor relations, purchasing decisions related to customer demand for exhibition and event services, existing and new competition, industry alliances, consolidation and growth patterns within the industries in which Viad competes, acquisitions, adverse developments in liabilities associated with discontinued operations and any deterioration in the economy, may individually or in combination impact future results. In addition to factors mentioned elsewhere, economic, competitive, governmental, technological, capital marketplace and other factors, including further terrorist activities or war and international conditions, could affect the forward-looking statements in this press release. Additional information concerning business and other risk factors that could cause actual results to materially differ from those in the forward-looking statements can be found in Viad’s annual and quarterly reports filed with the Securities and Exchange Commission (SEC).

Information about Viad Corp obtained from sources other than the company may be out-of-date or incorrect. Please rely only on company press releases, SEC filings and other information provided by the company, keeping in mind that forward-looking statements speak only as of the date made. Viad undertakes no obligation to update any forward-looking statements, including prior forward-looking statements, to reflect events or circumstances arising after the date as of which the forward-looking statements were made.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - QUARTERLY RESULTS
(UNAUDITED)

	Three months ended June 30,			Six months ended June 30,
(000 omitted, except per share data)	2008	2007	%	2008	2007	%

Revenues (Note A)	$277,212	$275,727	0.5%	$612,657	$559,416	9.5%

Segment operating income (Note A)	$21,079	$31,108	-32.2%	$49,659	$56,226	-11.7%
Corporate activities	(2,219)	(2,714)	18.2%	(4,653)	(5,023)	7.4%
Restructuring charge (Note B)	-	-	(a)	-	(1,210)	(a)
Impairment recovery (Note C)	-	100	(a)	-	100	(a)
Net interest income	238	1,013	-76.5%	875	2,336	-62.5%
Income before income taxes and minority interest	19,098	29,507	-35.3%	45,881	52,429	-12.5%
Income tax expense (Note D)	(6,107)	(11,200)	45.5%	(16,297)	(20,129)	19.0%
Minority interest	92	(20)	(a)	244	37	(a)
Income from continuing operations	13,083	18,287	-28.5%	29,828	32,337	-7.8%
Income (loss) from discontinued operations (Note E)	(210)	196	(a)	(210)	102	(a)
Net income	$12,873	$18,483	-30.4%	$29,618	$32,439	-8.7%

Diluted income per common share:
Income from continuing operations	$0.63	$0.87	-27.6%	$1.44	$1.53	-5.9%
Income (loss) from discontinued operations	(0.01)	0.01	(a)	(0.01)	0.01	(a)
Net income per share	$0.62	$0.88	-29.5%	$1.43	$1.54	-7.1%

Basic income per common share:
Income from continuing operations	$0.65	$0.89	-27.0%	$1.47	$1.57	-6.4%
Income (loss) from discontinued operations	(0.01)	0.01	(a)	(0.01)	-	(a)
Net income per share	$0.64	$0.90	-28.9%	$1.46	$1.57	-7.0%

Common shares treated as outstanding for income per share calculations:

Average outstanding shares	20,268	20,567	-1.5%	20,232	20,609	-1.8%

Average outstanding and potentially dilutive shares
	20,666	21,046	-1.8%	20,678	21,127	-2.1%
(a) Change is greater than +/- 100 percent.

VIAD CORP AND SUBSIDIARIES
TABLE ONE - NOTES TO QUARTERLY RESULTS
(UNAUDITED)

(A) Reportable Segments
	Three months ended June 30,			Six months ended June 30,
(000 omitted)	2008	2007	%	2008	2007	%

Revenues:
GES Exposition Services	$187,645	$192,832	-2.7%	$473,320	$437,717	8.1%
Experiential Marketing Services	65,739	61,526	6.8%	109,657	95,868	14.4%
Travel and Recreation Services	23,828	21,369	11.5%	29,680	25,831	14.9%
	$277,212	$275,727	0.5%	$612,657	$559,416	9.5%

Segment operating income:
GES Exposition Services	$13,956	$22,033	-36.7%	$49,804	$54,239	-8.2%
Experiential Marketing Services	1,945	4,579	-57.5%	(2,176)	(96)	(a)
Travel and Recreation Services	5,178	4,496	15.2%	2,031	2,083	-2.5%
	$21,079	$31,108	-32.2%	$49,659	$56,226	-11.7%

(a) Change is greater than +/- 100 percent.

(B) Restructuring Charge — In the first quarter of 2007, Viad recorded a restructuring charge of $1.2 million ($737,000 after-tax) related to severance costs associated with an organizational realignment at Exhibitgroup/Giltspur.

(C) Impairment Recovery — In the second quarter of 2007, Viad recorded an insurance recovery of $100,000 ($61,000 after-tax) related to claims associated with Hurricane Katrina.

(D) Income Tax Expense — Income tax expense includes favorable resolution of tax matters of $853,000 in the second quarter of 2008.

(E) Income (Loss) from Discontinued Operations — In the second quarter of 2008, Viad recorded a loss from discontinued operations of $210,000 (after-tax) related to certain obligations associated with previously sold operations. In the second quarter of 2007, Viad recorded income from discontinued operations of $196,000 primarily relating to tax and other matters associated with previously sold operations. In the first quarter of 2007, Viad recorded a loss from discontinued operations of $94,000 also related to tax matters associated with previously sold operations.

VIAD CORP AND SUBSIDIARIES
TABLE TWO - INCOME BEFORE OTHER ITEMS,
ADJUSTED EBITDA AND FREE CASH FLOW
(UNAUDITED)

	Three months ended June 30,			Six months ended June 30,
(000 omitted)	2008	2007	%	2008	2007	%

Income before other items:
Income from continuing operations	$13,083	$18,287	-28.5%	$29,828	$32,337	-7.8%
Impairment recovery, net of tax	-	(61)	(a)	-	(61)	(a)
Favorable resolution of tax matters	(853)	-	(a)	(853)	-	(a)
Income before other items	$12,230	$18,226	-32.9%	$28,975	$32,276	-10.2%

	Three months ended June 30,			Six months ended June 30,
(per diluted share)	2008	2007	%	2008	2007	%

Income before other items:
Income from continuing operations	$0.63	$0.87	-27.6%	$1.44	$1.53	-5.9%
Impairment recovery, net of tax	-	-	(a)	-	-	(a)
Favorable resolution of tax matters	(0.04)	-	(a)	(0.04)	-	(a)
Income before other items	$0.59	$0.87	-32.2%	$1.40	$1.53	-8.5%

	Three months ended June 30,			Six months ended June 30,
(000 omitted)	2008	2007	%	2008	2007	%

Adjusted EBITDA:
Net income	$12,873	$18,483	-30.4%	$29,618	$32,439	-8.7%
Loss (income) from discontinued operations	210	(196)	(a)	210	(102)	(a)
Income from continuing operations	13,083	18,287	-28.5%	29,828	32,337	-7.8%
Impairment recovery	-	(100)	(a)	-	(100)	(a)
Interest expense	415	379	-9.5%	878	845	-3.9%
Income tax expense	6,107	11,200	45.5%	16,297	20,129	19.0%
Depreciation and amortization	7,216	5,800	-24.4%	13,844	10,996	-25.9%
Adjusted EBITDA	$26,821	$35,566	-24.6%	$60,847	$64,207	-5.2%

	Three months ended June 30,			Six months ended June 30,
(000 omitted)	2008	2007	%	2008	2007	%

Free Cash Flow:
Net cash provided by (used in) operating activities	$14,370	$13,220	8.7%	$(6,767)	$13,905	(a)
Less:
Capital expenditures	(13,473)	(6,477)	(a)	(25,516)	(17,740)	-43.8%
Dividends paid	(829)	(840)	1.3%	(1,657)	(1,680)	1.4%
Free cash flow (outflow)	$68	$5,903	-98.8%	$(33,940)	$(5,515)	(a)

(a) Change is greater than +/- 100 percent.

CONTACT:
Viad Corp
Investor Relations
Carrie Long, 602-207-2681
clong@viad.com